Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Fairway Private Equity & Venture Capital Opportunities Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate (per $1,000,000)	Amount of Filing Fee
Fees to Be Paid	$806,824.723(1)	$153.10	$123.52
Fees Previously Paid	$806,824.723(1)		$123.52
Total Transaction Valuation	$806,824.723(1)
Total Fees Due for Filing			$123.52
Total Fees Previously Paid			$123.52
Total Fee Offsets			$0.00
Net Fee Due			$0.00

(1)	Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per Class I Share as of June 28, 2024. The fee of $123.52 was paid in connection with the filing of the Schedule TO-I by Fairway Private Equity & Venture Capital Opportunities Fund on November 1, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources(2)

	Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed	Fee paid with fee offset source

Fee Offset Claims

Fee Offset Sources

(2) Not applicable.